UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12.

Hamilton Lane Private Assets Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAMILTON LANE PRIVATE ASSETS FUND

c/o Hamilton Lane Advisors, L.L.C.

110 Washington St., Ste. 1300

Conshohocken, PA 19428

[     ], 2025

Dear Shareholder,

Hamilton Lane Private Assets Fund (the “Fund”) will hold a Special Meeting of Shareholders on [March 7, 2025] at the offices of Hamilton Lane Advisors, L.L.C. (the “Adviser”), 110 Washington St., Ste. 1300, Conshohocken, PA 19428, at [ ] Eastern Time (the “Special Meeting”). This Special Meeting is being called because the shareholders of the Fund are being asked to consider the proposals set forth below. Shareholders of record as of the close of business on [January 15, 2025] are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

The Special Meeting is being called to approve (i) a new investment management agreement between the Fund and the Adviser, and (ii) the conditional adoption of a fundamental policy in reliance on Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”) to convert to an interval fund in the future. The enclosed proxy statement explains the following proposals (each a “Proposal,” together, the Proposals):

1.	A proposal to approve a new investment management agreement between the Fund and the Adviser (“Proposal 1”).

2.	A proposal to approve the conditional adoption of a fundamental policy in reliance on Rule 23c-3 under the 1940 Act to convert to an interval fund in the future (“Proposal 2”).

The Fund’s Board of Trustees (the “Board” or “Board of Trustees”) believes that approving the Proposals is in the best interests of the Fund and its shareholders. Accordingly, the current Board of Trustees has unanimously voted to approve the Proposals and to recommend that the shareholders of the Fund also approve the Proposals.

Thank you for your investment in the Fund. I encourage you to exercise your rights in governing the Fund by voting on the Proposals. The Board of Trustees recommends that you vote FOR the Proposals. Your vote is important.

It is very important that we receive your vote before March 7, 2025. Voting is quick and easy. To cast your vote, please use one of the simple options below:

●	INTERNET: Visit the website indicated on the enclosed Proxy Card(s). Enter the control number on the Proxy Card(s) and follow the instructions.

●	PHONE: Call the toll-free number on the enclosed Proxy Card(s) to speak with a live representative. Representatives are available to take your vote or to answer any questions Monday through Friday 9:00 AM to 8:00 PM (EST).

●	MAIL: Complete the Proxy Card(s) enclosed in this package. BE SURE TO SIGN EVERY CARD before mailing it in the postage-paid envelope.

I appreciate your participation and prompt response in this matter. If you have any questions regarding the proxy or have questions on how to vote, please call our proxy solicitation partner, Okapi Partners LLC, toll-free at (844) 343-2643. Representatives are available to take your call Monday through Friday 9:00 a.m. to 8:00 p.m., Eastern time.

Sincerely,

Andrew Schardt
Trustee and President of the Fund

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IMPORTANT INFORMATION

Q.	Why am I receiving this proxy statement?

A.	You are being asked to vote on important matters affecting the Fund:

(1)	Approval of a New Investment Management Agreement between the Fund and the Adviser.

You are being asked to approve a new investment management agreement between the Fund and the Adviser, that would (a) change the annual base management fee payable by the Fund to the Adviser from an annual rate of 1.50% of the Fund’s average daily Managed Assets (defined below) for each day the Fund computes Managed Assets to an annual rate of 1.40% of the Fund’s Managed Assets (defined below), calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares; (b) change the calculation of the incentive fee payable to the Adviser by reducing the incentive fee from 12.50% to 10.00%, and amending the calculation of the incentive fee from being payable on a deal-by-deal basis to a high water mark basis and eliminating Preferred Return Rates (as defined in the Fund’s current investment management agreement); and (c) allow the Adviser to elect to receive all or a portion of the investment management fee in common shares of the Fund, subject to the requirements of the 1940 Act and the applicable exemptive relief from the Securities and Exchange Commission. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes).

These changes, in the aggregate, will likely lead to the accrual and/or payment of lower fees to the Adviser for its management of the Fund, though given the variable nature of the incentive fee, could in certain rare circumstances, result in higher fees.

(2)	Approval of the Conditional Adoption of a Fundamental Policy in Reliance on Rule 23c-3 under the 1940 Act to Convert to an Interval Fund in the Future.

You are being asked to approve the conditional adoption of a new fundamental policy of the Fund to conduct repurchase offers of the Fund’s shares at quarterly intervals pursuant to Rule 23c-3 under the 1940 Act.

The Fund currently provides liquidity to Shareholders through quarterly repurchase offers of up to 5% of the Fund’s net assets, subject to approval by the Board, conducted in accordance with Rule 13e-4 under the Securities Exchange Act of 1934, as amended. The Fund is seeking to determine whether operating as an “interval fund” in reliance on Rule 23c-3 under the 1940 Act would be feasible from an operational perspective and advisable. Based on the recommendation of the Fund’s Adviser, the Fund is seeking shareholder approval to conditionally adopt a new fundamental policy to conduct repurchase offers of the Fund’s shares at quarterly intervals pursuant to Rule 23c-3 under the 1940 Act. The adoption of a new fundamental policy to conduct repurchase offers of the Fund’s shares at quarterly intervals pursuant to Rule 23c-3 under the 1940 Act would only occur once the Fund and the Board determine it to be feasible from an operational perspective and otherwise advisable. There is currently no timeline for the adoption of a fundamental policy to operate as an interval fund. If the Fund determines to adopt such a fundamental policy in the future, however, then it would notify Shareholders in advance. The likelihood of whether the Fund adopts a fundamental policy to operate as an interval fund is not known at this time and will depend on a continuing evaluation of its feasibility from an operational perspective.

Approval of a New Investment Management Agreement between the Fund and the Adviser.

Q.	How will the Proposal affect the amount of the base management fee and incentive fee paid to the Adviser?

A.	If approved, the annual base management fee payable by the Fund to the Adviser would be changed from an annual rate of 1.50% of the Fund’s average daily Managed Assets for each day the Fund computes Managed Assets to an annual rate of 1.40% of the Fund’s Managed Assets, calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares. The incentive fee payable to the Adviser would be reduced from 12.50% to 10.00% and be calculated on a high water mark basis, instead of a deal-by-deal basis. Additionally, Preferred Return Rates would no longer be part of the incentive fee calculation. The incentive fee is a function of the performance of the Fund over time, which cannot be predicted with certainty. These changes, in the aggregate, will likely lead to the accrual and/or payment of lower fees to the Adviser for its management of the Fund, though given the variable nature of the incentive fee, could in certain rare circumstances, result in higher fees. For example, an investor could have a negative experience under the newly proposed fees (i) if that investor exits the Fund after an increase in a quarter that triggers a high water mark incentive fee payable to the Adviser and then there is a decrease in the Fund’s investment performance, and (ii) such investor exits before the Fund’s applicable investment performance recovers or the lower management fee makes up the difference. The negative occurs because under the current deal-by-deal incentive fee methodology, the Fund accrues performance fees monthly (positive and negative accruals) but only pays when the Fund fully exits the investment. The incentive fee is ultimately tied to each investment’s performance from acquisition to full realization. Under the newly proposed incentive fee calculation, the Fund would pay out fees to the Adviser based on performance of the Fund over each quarter by reference to the Fund’s net profits over the relevant period.

Approval of the Conditional Adoption of a Fundamental Policy in Reliance on Rule 23c-3 under the 1940 Act to Convert to an Interval Fund in the Future (the “Proposed Conversion”).

Q.	Would operating the Fund as an interval fund affect my account with the Fund?

A.	No. You would still own the same number of shares in the Fund and the value of your investment will not change as a result of the Proposed Conversion. The Proposed Conversion would allow Shareholders to sell shares of the Fund back to the Fund at net asset value once every three months. Subject to Board approval, the Fund intends to offer to repurchase [5%] of its outstanding shares every three months if Shareholders approve this Proposal.

Q.	Why does the Adviser conditionally recommend changing to an interval fund rather than continuing to operate as a tender offer fund?

A.	The Fund believes that adopting a fundamental policy under Rule 23c-3 of the 1940 Act would provide Shareholders with additional liquidity and greater certainty as they would have an opportunity to liquidate a portion of their shares on a periodic basis pursuant to repurchase offers. Rule 23c-3 requires the Fund to maintain adequate liquidity to make such repurchase. The Adviser also believes that conversion to an interval structure could allow the Fund to potentially achieve a wider distribution via intermediary platforms, which in turn could allow the Fund to achieve economies of scale and could reduce expenses for Shareholders over time.

Under the proposed fundamental policy, the Board would be required to make a quarterly repurchase offer for between 5% and 25% of the Fund’s outstanding shares. The Board currently expects to make a repurchase offer for [5%] of the Fund’s outstanding shares every three months if Shareholders approve this Proposal and the fundamental policy is adopted by the Fund. If a repurchase offer by a Fund is oversubscribed, the Fund may purchase additional shares up to a maximum amount of 2% of the outstanding shares of the Fund. If the Fund determines not to repurchase more than the repurchase offer amount, or if Shareholders tender shares in an amount exceeding the repurchase offer amount plus 2% of the Shares outstanding on the repurchase request deadline, the Fund would repurchase Shares on a pro rata basis. In this event, Shareholders may be unable to liquidate all or a given percentage of their investment in the Fund during a particular repurchase offer.

Q.	If approved, when will the Proposed Conversion happen?

A.	The Fund is seeking to determine whether operating as an “interval fund” in reliance on Rule 23c- 3 under the 1940 Act would be feasible from an operational perspective and otherwise advisable. There is currently no timeline for the Fund’s adoption of a fundamental policy to operate as an interval fund, which is why the Fund is seeking shareholder approval for the conditional adoption of a new fundamental policy to conduct repurchase offers of the Fund’s shares at quarterly intervals pursuant to Rule 23c-3 under the 1940 Act. If the Fund and the Board determine to adopt such a fundamental policy in the future, however, then the Fund would notify Shareholders in advance. While operating as an interval fund could provide potential benefits to the Fund and its shareholders, it would also impose additional requirements on the Fund, including with respect to liquidity and pricing. Therefore, the conversion to an interval fund would only be pursued by the Board and management if they determined that doing so would be in the best interest of the Fund and its shareholders. The likelihood of whether the Fund adopts a fundamental policy to operate as an interval fund is not known at this time and will depend on a continuing evaluation of its feasibility from an operational perspective and being otherwise advisable.

General Matters.

Q.	Will the Fund pay for the proxy solicitation and related legal costs?

A.	Yes. These costs will be borne by the Fund.

Q.	How does the Board recommend that I vote?

A.	The Board, including all of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”), recommends that you vote in favor of each Proposal.

Q.	I have only a few shares – does my vote matter?

A.	Your vote is important. If many shareholders choose not to vote, the Fund might not receive enough votes to reach a quorum to hold the Special Meeting. If it appears that there will not be a quorum, the Fund would have to send additional communications or otherwise solicit shareholders to try to obtain more votes.

Q.	What is the deadline for submitting my vote?

A.	We encourage you to vote as soon as possible to make sure that the Fund receives enough votes to act on the Proposals. Unless you attend the Special Meeting to vote in person, your vote must be received by 11:59 p.m. Eastern Time on [ ].

Q.	Who is eligible to vote?

A.	Any person who owned shares of the Fund on the “record date,” which was [January 15, 2025] (even if that person has since sold those shares).

Q.	How can I vote?

A.	You may vote in any of four ways:

●	Through the Internet. Please follow the instructions on your proxy card.

●	By telephone, with a toll-free call to the phone number indicated on the proxy card.

●	By mailing in your proxy card.

●	In person at the Special Meeting at the offices of the Adviser, 110 Washington St., Ste. 1300, Conshohocken, PA 19428, on [March 7, 2025] at [ ] Eastern Time.

We encourage you to vote via the Internet or telephone using the control number on your proxy card and following the simple instructions because these methods result in the most efficient means of transmitting your vote and reduce the need for the Fund to conduct telephone solicitations and/or follow up mailings. If you would like to change your previous vote, you may vote again using any of the methods described above.

Q.	How should I sign the proxy card?

A.	You should sign your name exactly as it appears on the proxy card. Unless you have instructed us otherwise, either owner of a joint account may sign the card, but again, the owner must sign the name exactly as it appears on the card. The proxy card for accounts of which the signer is not the owner should be signed in a way that indicates the signer’s authority—for example, “Mary Smith, Custodian.”

Q.	Whom should I call if I have questions?

A.	If you have any questions regarding the Proposals or the voting process, please call our proxy agent, Okapi Partners LLC toll-free at (844) 343-2643.

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HAMILTON LANE PRIVATE ASSETS FUND

c/o Hamilton Lane Advisors, L.L.C.

110 Washington St., Ste. 1300

Conshohocken, PA 19428

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held [March 7, 2025]

Hamilton Lane Private Assets Fund (the “Fund”) will host a Special Meeting of Shareholders on [March 7, 2025] at the offices of Hamilton Lane Advisors, L.L.C. (the “Adviser”), 110 Washington St., Ste. 1300, Conshohocken, PA 19428, at [ ] Eastern Time (the “Special Meeting”). This Special Meeting of the Fund is being held so that shareholders can consider the following proposals (each a “Proposal,” together, the Proposals):

1.	A proposal to approve a new investment management agreement between the Fund and the Adviser (“Proposal 1”).

2.	A proposal to approve the conditional adoption of a fundamental policy in reliance on Rule 23c-3 under the 1940 Act to convert to an interval fund in the future (“Proposal 2”).

THE BOARD OF TRUSTEES OF THE FUND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS.

Shareholders of record of the Fund at the close of business on the record date, [January 15, 2025], are entitled to notice of and to vote at the Special Meeting and any adjournment(s) thereof. The Notice of Special Meeting of Shareholders, proxy statement and proxy card is being delivered by e-mail to shareholders on or about [February 11, 2025] to such shareholders of record.

By Order of the Board of Trustees,

Andrew Schardt
Trustee and President of the Fund

[ ], 2025

YOUR VOTE IS IMPORTANT

You can vote easily and quickly over the Internet, by toll-free telephone call, or by mail. Just follow the simple instructions that appear on your proxy card. Please help the Fund reduce the need to conduct telephone solicitation and/or follow-up mailings by voting today.

HAMILTON LANE PRIVATE ASSETS FUND

c/o Hamilton Lane Advisors, L.L.C.

110 Washington St., Ste. 1300

Conshohocken, PA 19428

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

[March 7, 2025]

Introduction

This proxy statement is being provided to you on behalf of the Board of Trustees (the “Board” or “Board of Trustees”) of Hamilton Lane Private Assets Fund (the “Fund”) in connection with the solicitation of proxies to be used at a Special Meeting of Shareholders (the “Special Meeting”) of the Fund. The following table identifies the proposals set forth in this proxy statement.

Proposal Number	Proposal Description
1	To approve a new investment management agreement between the Fund and Hamilton Lane Advisors, L.L.C. (the “Adviser”).
2	To approve the conditional adoption of a fundamental policy in reliance on Rule 23c-3 under the 1940 Act to convert to an interval fund in the future.

You will find this proxy statement divided into five parts:

Part 1	Provides details on the proposal to approve the Fund’s new investment management agreement (see page 4)

Part 2	Provides details on the proposal to approve the conditional adoption of a fundamental policy in reliance on Rule 23c-3 under the 1940 Act to convert to an interval fund in the future (see page 12)

Part 3	Provides information about ownership of shares of the Fund (see page 16)

Part 4	Provides information on proxy voting and the operation of the Special Meeting (see page 17)

Part 5	Provides information on other matters (see page 20)

Please read the proxy statement before voting on the proposals. Please call toll-free at (844) 343-2643 if you have any questions about the proxy statement, or if you would like additional information. Only shareholders of record as of the close of business on [January 15, 2025] (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

We anticipate that the Notice of Special Meeting of Shareholders, this proxy statement and the proxy card (collectively, the “proxy materials”) will be mailed to shareholders beginning on or about [February 11, 2025].

Shareholder Reports. The Fund’s most recent Annual Report is available upon request without charge. You may view the Annual Report at the Fund’s website at www.hamiltonlane.com. You may also request the Annual Report by calling toll-free at (888) 882-8212.

Important Notice Regarding the Availability of Materials
for the Special Meeting to be Held on [March 7, 2025]

The proxy statement for the Special Meeting is available at www.OkapiVote.com/HamiltonLane

PART 1

DESCRIPTION OF PROPOSAL 1

APPROVAL OF THE NEW INVESTMENT MANAGEMENT AGREEMENT BETWEEN THE FUND AND THE ADVISER

Background

The Fund is seeking approval of a new investment management agreement (the “New Investment Management Agreement”) that would (a) change the annual base management fee payable by the Fund to the Fund’s investment adviser, Hamilton Lane Advisors, L.L.C. (the “Adviser” or “Hamilton Lane”), from an annual rate of 1.50% of the Fund’s average daily Managed Assets (defined below) for each day the Fund computes Managed Assets to an annual rate of 1.40% of the Fund’s Managed Assets, calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares; (b) change the calculation of the incentive fee payable to the Adviser by reducing the incentive fee from 12.50% to 10.00% and amending the calculation of the incentive fee from being payable on a deal-by-deal basis to a high water mark basis without any Preferred Return Rates; and (c) allow the Adviser to elect to receive all or a portion of the investment management fee in common shares of the Fund (“Shares”), subject to the requirements of the 1940 Act and the applicable exemptive relief from the Securities and Exchange Commission. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes). These changes, in the aggregate, will likely lead to the accrual and/or payment of lower fees to the Adviser for its management of the Fund, though given the variable nature of the incentive fee, could in certain rare circumstances, result in higher fees. As detailed below, had the New Investment Management Agreement been in effect over the past year, the fees accrued and/or payable to the Adviser would have been lower.

A copy of the New Investment Management Agreement is attached as Exhibit A to this proxy statement and is marked to show the changes against the Current Investment Management Agreement (defined below).

Information Concerning the Adviser

The Adviser is a Pennsylvania limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser has its principal offices at 110 Washington St., Ste. 1300, Conshohocken, PA 19428. As of September 30, 2024, the Adviser managed $131.5 billion on a discretionary basis and $816.1 billion on a non-discretionary basis.

The following table sets forth the name, position and principal occupation of each executive officer of the Adviser. Each individual’s address is 110 Washington St., Ste. 1300, Conshohocken, PA 19428.

Name	Principal Occupation with Adviser
Erik R. Hirsch	Co-Chief Executive Officer
Juan Delgado-Moreira	Co-Chief Executive Officer
Jeffrey Armbrister	Chief Financial Officer
Lydia A. Gavalis	General Counsel and Secretary

Overview of the Current Advisory Agreement

The Fund’s investment management agreement, dated as of December 31, 2020 (the “Current Investment Management Agreement”) was last re-approved by the Board at a meeting held on December 5, 2024, and was most recently approved by the initial shareholder of the Fund on June 26, 2020.

Advisory Services

The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and serves as the Fund’s investment adviser pursuant to the Current Investment Management Agreement in accordance with the 1940 Act.

The Current Investment Management Agreement and the New Investment Management Agreement state that the Fund employs the Adviser to furnish and manage a continuous investment program for the Fund. The Adviser will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities.

The Adviser may hire (subject to the approval of the Fund’s Board of Trustees (the “Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Adviser will not relieve the Adviser of its responsibilities under the Current Investment Management Agreement and the New Investment Management Agreement.

Advisory Fees

Pursuant to the Current Investment Management Agreement, the Adviser is entitled to an annual base management fee of 1.50% of the Fund’s average daily Managed Assets for each day the Fund computes Managed Assets. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes). The New Investment Management Agreement would reduce this annual base management fee to 1.40% of the Fund’s Managed Assets, calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares.

Pursuant to the Current Investment Management Agreement, the Adviser also receives an incentive fee (“Incentive Fee”) that is calculated on a deal-by-deal basis in respect to each Applicable Investment (as defined in the Current Investment Management Agreement) and payable upon the Fund’s exit from an investment in an Applicable Investment. The current Incentive Fee is calculated as 12.50% of the return of the full acquisition cost of an Applicable Investment and a Preferred Return Rate (as defined in the Current Investment Management Agreement) equal to 8.00% in respect of any Direct Equity Investment, Secondary Investment, Opportunistic Investment or Listed PE Investment and 6.00% in respect of any Direct Credit Investment (each, as defined in the Current Investment Management Agreement). Additionally, under the Current Investment Management Agreement, no Incentive Fee is payable in respect of any investments of the Fund in primary fund investments, currency hedging transactions or cash equivalents, although none of these are core investment strategies of the Fund.

Under the New Investment Management Agreement, the Incentive Fee will be reduced from 12.50% to 10.00% and will be calculated on a high water mark basis instead of a deal-by-deal basis without any Preferred Return Rates. The Incentive Fee under the New Investment Management Agreement will also include appreciation in respect of any investments of the Fund in primary fund investments, currency hedging transactions or cash equivalents, although none of these are core investment strategies of the Fund. Under the high water mark basis calculation, at the end of each calendar quarter, the Adviser will be entitled to receive an Incentive Fee equal to 10.00% of the excess, if any, of (i) the net profits (defined below) of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (defined below). Under the New Investment Management Agreement, any Incentive Fee payable by the Fund that relates to an increase in value of Fund investments may be computed and paid on gain or income that is unrealized. If a Fund investment decreases in value, it is possible that the unrealized gain previously included in the calculation of the Incentive Fee will never become realized. The Adviser is not obligated to reimburse the Fund for any part of the Incentive Fee it received that was based on unrealized gain never realized as a result of a sale or other disposition of a Fund investment at a lower valuation in the future, and such circumstances would result in the Fund paying an Incentive Fee on income or gain the Fund never received.

In addition, the Incentive Fee calculation under the New Investment Management Agreement will be effective as of the date of the first investment in the Hamilton Lane Evergreen Private Fund LP (the “Predecessor Fund”) on September 2, 2020 (the “Effective Date”). The Fund commenced operations on January 4, 2021 following the reorganization of the Predecessor Fund with and into the Fund, which was effective as of the close of business on December 31, 2020. This will result in the acceleration of the payment of Incentive Fees that would have been earned under the New Investment Management Agreement if the high water mark calculation had been utilized by the Fund since the Effective Date through the most recent quarter end prior to the approval by shareholders of the New Investment Management Agreement. As of November 30, 2024, The total Incentive Fee accrued using the deal-by-deal calculation under the Current Investment Management Agreement is approximately $22.0 million higher than the Incentive Fee accruals that would have been earned using the high water mark calculation proposed under the New Investment Management Agreement as of the Effective Date. Effective as of the date of the approval of the New Investment Management Agreement, the Adviser will waive this difference calculated since the Effective Date through the most recent quarter end prior to the approval by shareholders of the New Investment Management Agreement, which will be returned to the Fund and is expected to positively affect the Fund’s NAV. The Fund would then continue to calculate the Incentive Fee based on the high water mark calculation under the New Investment Management Agreement going forward once approved by shareholders as if the Incentive Fee has been calculated based on the new high water mark calculation from the Effective Date.

Under the New Investment Management Agreement, the Adviser would also be allowed to elect to receive all or a portion of the investment management fee in Shares of the Fund in lieu of cash, subject to the requirements of the 1940 Act and the applicable exemptive relief from the Securities and Exchange Commission (“SEC”). The Fund has received an exemptive order from the SEC to allow the Fund to pay the Adviser all or part of the investment management fees earned by the Adviser in Shares in lieu of paying an equivalent amount in cash.

Limitation of Liability

The Current Investment Management Agreement and the New Investment Management Agreement provide that the Adviser will not be liable for any error of judgment, mistake of law or for any act or omission in connection with the performance of services to the Fund, except as otherwise may be provided under provisions of applicable law, and except for a loss resulting from the Adviser’s willful misfeasance, gross negligence or reckless disregard in the performance of its duties under the agreement. The Fund will indemnify the Adviser to the fullest extent permitted by law against any liability or expense that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the Adviser’s willful misfeasance, bad faith or reckless disregard of its obligations to the Fund. The Adviser will indemnify the Fund and all controlling persons of the Fund to the fullest extent permitted by law against any liability or expense that arises in connection with the performance of services to the Adviser, so long as the liability and expense is not incurred by reason of the person’s willful misfeasance, gross negligence, or reckless disregard of its obligations to the Adviser.

Fund Transactions

The Current Investment Management Agreement and the New Investment Management Agreement provide that the Adviser is authorized to select the brokers or dealers and other professional advisors and consultants that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution” considering the Fund’s investment objectives, policies and restrictions as stated in the Fund’s prospectus and statement of additional information (“SAI”), and that the Adviser will promptly communicate to the officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request. Both agreements also provide that the Adviser will not be deemed to have acted unlawfully or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under the either agreement or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended or as described from time to time by the Fund’s prospectus and SAI.

During the fiscal year ended March 31, 2024, the Fund paid no brokerage commissions. As of March 31, 2024, the Fund held no securities of its regular brokers or dealers (or their parents).

Duration and Termination

The Current Investment Management Agreement is dated December 31, 2020 and was approved by the initial shareholder of the Fund on June 26, 2020. After an initial two-year term, the Current Investment Management Agreement has been re-approved annually (with the most recent being on December 5, 2024) by a majority of the Board, including a majority of the trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (the “Independent Trustees”), voting separately. If approved by Fund shareholders, the New Investment Management Agreement will continue for an initial term of two years from the date of its approval. Each agreement provides that it will continue in effect for successive periods of one year only if such continuance is specifically approved at least annually (a) by the vote of a majority of the Independent Trustees, and (b) by a vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund. Each agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Fund.

Each agreement provides that the agreement will automatically and immediately terminate in the event of its assignment.

Revisions to the Current Investment Management Agreement in the New Investment Management Agreement

The New Investment Management Agreement is materially similar to the Current Investment Management Agreement, except for the proposed amendments detailed below.

Reduction in Base Management Fee

The New Investment Management Agreement would reduce the annual base management fee from 1.50% to 1.40% of the Fund’s Managed Assets and change the calculation of the annual base management fee from being computed based on the average daily Managed Assets for each day the Fund computes Managed Assets to be calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes).

Effect of the New Investment Management Agreement on Base Management Fees

During the fiscal year ended March 31, 2024, the Fund accrued approximately $17.1 million in base management fees payable to the Adviser. The Fund paid approximately $11.0 million of these fees during the fiscal year ended March 31, 2024. As of March 31, 2024, approximately $6.1 million in base management fees were payable to the Adviser.

Were the base management fees for the fiscal year ended March 31, 2024 calculated under the terms of the New Investment Management Agreement, the amount of base management fees payable by the Fund to the Adviser for such period would have decreased from approximately $17.1 million to approximately $16.0 million, which represents a decrease of approximately 6%.

Change to the Calculation of the Incentive Fee

Under the New Investment Management Agreement, the Incentive Fee payable to the Adviser will be reduced from 12.50% to 10.00% and will be calculated on a high water mark basis instead of a deal- by-deal basis without any Preferred Return Rates. The Incentive Fee under the New Investment Management Agreement will also include appreciation in respect of any investments of the Fund in primary fund investments, currency hedging transactions or cash equivalents, although none of these are core investment strategies of the Fund. Under the high water mark basis calculation, at the end of each calendar quarter, the Adviser will be entitled to receive an Incentive Fee equal to 10.00% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below). For the purposes of the Incentive Fee and the Loss Recovery Account, the term “net profits” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund on the last day of such quarter, (B) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (C) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the dividend reinvestment plan (the “DRIP”) exceeds (ii) the sum of (X) the net asset value of the Fund as of the month end prior to the commencement of the relevant quarterly period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses) and (Y) the aggregate issue price of shares of the Fund issued during such quarter (excluding any shares of such class issued in connection with the reinvestment through the DRIP of dividends paid, or other distributions made, by the Fund through the DRIP).

The Fund will maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, before giving effect to any repurchases or distributions for such quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the beginning of such quarter and (B) the aggregate issue price of shares of the Fund issued during such quarter (excluding any Shares of such Class issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRIP) exceeds (ii) the sum of (X) the net asset value of the Fund as of the end of such quarter, (Y) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (Z) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the DRIP. Shareholders will benefit from the Loss Recovery Account in proportion to their holdings of Shares. For purposes of the “net losses” calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). Incentive Fees are accrued monthly and paid quarterly.

Under the New Investment Management Agreement, any Incentive Fee payable by the Fund that relates to an increase in value of Fund investments may be computed and paid on gain or income that is unrealized. If a Fund investment decreases in value, it is possible that the unrealized gain previously included in the calculation of the Incentive Fee will never become realized. The Adviser is not obligated to reimburse the Fund for any part of the Incentive Fee it received that was based on unrealized gain never realized as a result of a sale or other disposition of a Fund investment at a lower valuation in the future, and such circumstances would result in the Fund paying an Incentive Fee on income or gain the Fund never received.

In addition, the Incentive Fee calculation under the New Investment Management Agreement will be effective as of the date of the first investment in the Hamilton Lane Evergreen Private Fund LP (the “Predecessor Fund”) on September 2, 2020 (the “Effective Date”). The Fund commenced operations on January 4, 2021 following the reorganization of the Predecessor Fund with and into the Fund, which was effective as of the close of business on December 31, 2020. This will result in the acceleration of the payment of Incentive Fees that would have been earned under the New Investment Management Agreement if the high water mark calculation had been utilized by the Fund since the Effective Date through the most recent quarter end prior to the approval by shareholders of the New Investment Management Agreement. As of November 30, 2024, the total Incentive Fee accrued using the deal-by-deal calculation under the Current Investment Management Agreement is approximately $22.0 million higher than the Incentive Fee accruals that would have been earned using the high water mark calculation proposed under the New Investment Management Agreement as of the Effective Date. Effective as of the date of the approval of the New Investment Management Agreement, the Adviser will waive this difference calculated since the Effective Date through the most recent quarter end prior to the approval by shareholders of the New Investment Management Agreement, which will be returned to the Fund and is expected to positively affect the Fund’s NAV. The Fund would then continue to calculate the Incentive Fee based on the high water mark calculation under the New Investment Management Agreement going forward once approved by shareholders as if the Incentive Fee has been calculated based on the new high water mark calculation from the Effective Date.

Effect of the New Investment Management Agreement on Incentive Fees

During the fiscal year ended March 31, 2024, the Fund accrued an incentive fee of approximately $20.6 million on a deal-by-deal basis and paid the Adviser approximately $74.2 thousand in respect of such fee. As of March 31, 2024, approximately $43.5 million has been accrued by the Fund since inception but not yet paid to the Adviser in respect of the incentive fee.

Were the incentive fee for the fiscal year ended March 31, 2024 calculated under the terms of the New Investment Management Agreement, the amount of the incentive fee accrued and/or payable by the Fund to the Adviser for such period would have decreased from approximately $20.6 million to approximately $14.8 million, which represents a decrease of approximately 28%. Under the New Investment Management Agreement, the lower amount of cumulative incentive fees accrued by the Fund will be paid out to the Adviser.

Aggregate Effect of Proposed Changes to Base Management and Incentive Fees

As detailed further below, under the Current Investment Management Agreement, approximately $37.7 million combined base management and incentive fees were accrued and/or payable to the Adviser for the fiscal year ended March 31, 2024. Under the New Investment Management Agreement, such fees would have been approximately $30.8 million, a decrease of approximately 18%. The aggregate management fees payable under the New Investment Management Agreement are expected to be lower than those payable under the Current Investment Management Agreement for any given period.

Pro Forma Comparison of Fees Payable Under the Current Investment Management Agreement and the New Investment Management Agreement

The following table is intended to assist you in understanding the fees and expenses that a shareholder would bear directly or indirectly under the Current Investment Management Agreement as compared to the New Investment Management Agreement. Some of the percentages indicated in the table below are estimates and may vary.

	Current Investment Management Agreement	New Investment Management Agreement
Base Management Fee Rate	1.50%	1.40%
Base Management Fee Basis	Average Daily Managed Assets for each day the Fund computes Managed Assets	Managed Assets, calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares.
Incentive Fee Rate	12.50%	10.00%
Preferred Return Rate	8.0% for Direct Equity Investment, Secondary Investment, Opportunistic Investment or Listed PE Investment 6.0% for Direct Credit Investment	None
Incentive Fee Basis	Deal-by-Deal	High Water Mark

Below is a presentation of the effect of the New Investment Management Agreement on a pro forma basis for the fiscal year ended March 31, 2024:

$ in millions	Combined fees accrued and/or paid under the Current Investment Management Agreement	Pro forma fees that would have been accrued and/or paid under the New Investment Management Agreement(1)	Decrease/ (Increase)	Per Share Decrease/ (Increase)	Percentage Decrease/ (Increase)
Year Ended March 31, 2024
Base Management Fee	$17.1	$16.0	$1.1	$0.01	6%
Incentive Fee	$20.6	$14.8	$5.8	$0.07	28%
Total	$37.7	$30.8	$6.9	$0.08	18%

(1)	Figures in this column give effect to the New Investment Management Agreement for the period presented.

Change to Allow the Investment Management Fee to be Received in Shares of the Fund

Under the New Investment Management Agreement, the Adviser can elect to receive all or a portion of the investment management fee in Shares of the Fund in lieu of cash as set forth under the New Investment Management Agreement, subject to the requirements of the 1940 Act and the applicable exemptive relief from the SEC. The Fund has received an exemptive order from the SEC to allow the Fund to pay the Adviser all or part of the investment management fees earned by the Adviser in Shares in lieu of paying an equivalent amount in cash.

Factors Considered by the Trustees and their Recommendation

At a meeting of the Board held on January 7, 2025, the Board, including the Independent Trustees, considered and approved the proposed New Investment Management Agreement between the Adviser and the Fund by a unanimous vote, and determined to recommend that Fund shareholders vote in favor of the New Investment Management Agreement. At an earlier meeting on December 5, 2025, the Board, including the Independent Trustees, had approved the renewal of the Fund’s current investment management agreement between the Adviser and the Fund for an additional year ending December 31, 2025, after requesting and considering relevant due diligence information, including information regarding the nature, extent and quality of advisory and administrative services provided to the Fund by the Adviser, and information regarding the Fund’s performance record and the Fund’s advisory fee and expense ratio, all as compared to relevant benchmark information. In renewing the current investment management agreement, the Board was satisfied with the nature and quality of services provided to the Fund and with the terms of the agreement. During that December 5 meeting, the Board also began discussions regarding the Adviser’s proposal to recommend that the Board approve the New Investment Management Agreement under the terms and for the reasons described in this Proxy Statement. Following further due diligence, the Board approved the New Investment Management Agreement at the January 7 meeting.

The Board’s approval of the New Investment Management Agreement and its decision to recommend that Fund shareholders approve the new agreement was based on a number of factors. First, the Board considered the information it had recently requested and reviewed regarding the nature and quality of services provided by the Adviser, along with information reviewed by the Board in the normal course of its oversight of the Fund and its operations as relevant to the services provided by the Adviser, and was satisfied with the high quality of services provided by the Adviser. The Board also considered that the Adviser’s proposal to approve the New Investment Management Agreement was based on the rationale that the lowered asset-based management fee (from 1.50% to 1.40%), reduced incentive fee (from 12.50% to 10.00%) and amended incentive fee calculation method was expected to result in reduced overall management fees paid by the Fund, benefiting shareholders (understanding that the projected savings was not guaranteed). The Board also considered favorably the fact that the revised management fee levels and revised incentive fee structure to a high watermark calculation without preferred return rates under the New Investment Management Agreement would better align the Fund with other similar competitor funds in the market and was anticipated to be beneficial from a commercial standpoint in terms of facilitating better understanding of the Fund and its fee structure by investors and distribution channels from a comparative and competitive standpoint.

Based on its consideration of all factors that it deemed material, and assisted by the advice of its counsel, the Board concluded it would be in the best interest of the Fund and its shareholders to approve the New Investment Management Agreement and recommend that Fund shareholders approve the same.

Based on all of the foregoing, the Trustees recommend that shareholders of the Fund vote FOR the approval of the New Investment Management Agreement.

Required Vote

As provided under the 1940 Act, approval of the New Investment Management Agreement will require the vote of a majority of the outstanding voting securities of the Fund. In accordance with the 1940 Act, a “majority of the outstanding voting securities” of the Fund means the lesser of (a) 67% or more of the shares of the Fund present at a shareholder meeting if the owners of more than 50% of the shares of the Fund then outstanding are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund entitled to vote at the Special Meeting. The shareholders of the Fund will vote together as a single class.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF TRUSTEES OF THE FUND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE FUND VOTE IN

FAVOR OF PROPOSAL 1.

PART 2

DESCRIPTION OF PROPOSAL 2

APPROVAL OF THE CONDITIONAL ADOPTION OF A FUNDAMENTAL POLICY IN RELIANCE ON RULE 23C-3 UNDER THE 1940 ACT TO CONVERT TO AN INTERVAL FUND IN THE FUTURE

An interval fund is a closed-end management investment company that has adopted a fundamental policy to conduct periodic repurchases of its outstanding common shares pursuant to Rule 23c-3 under the 1940 Act. Rule 23c-3 requires that a majority of the Fund’s shareholders adopt such fundamental policy.

Based on the recommendation of Hamilton Lane Advisors, L.L.C. (the “Adviser”), the Hamilton Lane Private Assets Fund (the “Fund”) is seeking shareholder approval to conditionally adopt a new fundamental policy to conduct repurchase offers of the Fund’s shares at quarterly intervals pursuant to Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”) to convert to an interval fund in the future. The Fund is seeking to determine whether operating as an interval fund in reliance on Rule 23c-3 under the 1940 Act would be feasible from an operational perspective and otherwise advisable. The adoption of a new fundamental policy to conduct repurchase offers of the Fund’s shares at quarterly intervals pursuant to Rule 23c-3 under the 1940 Act would only occur once the Fund and the Board determine it to be feasible under an operational perspective and otherwise advisable. There is currently no timeline for the adoption of a fundamental policy to operate as an interval fund. If the Fund determines to adopt such a fundamental policy in the future, however, then it would notify Shareholders in advance. The likelihood of whether the Fund adopts a fundamental policy to operate as an interval fund is not known at this time and will depend on a continuing evaluation of its feasibility from an operational perspective and otherwise advisable.

Background and Reasons

The Board of Trustees (the “Board”) recommends a vote to conditionally approve the adoption of a fundamental policy to conduct periodic repurchases of the Fund’s outstanding common shares pursuant to Rule 23c-3 under the 1940 Act because such repurchase offers will ensure greater and more consistent liquidity for the Fund’s shareholders. As described in greater detail below, upon adopting the fundamental policy, the Fund would be required to conduct quarterly repurchase offers unless limited exceptions (as discussed below) apply. Under the current structure, the Fund will only conduct tender offers at such times, in such amounts and on such terms as may be determined by the Board, in its sole discretion. Adopting this proposal would enable the Fund to take advantage of a more efficient and less costly repurchase offer process pursuant to Rule 23c-3. Shareholders would benefit from the lower cost burden on the Fund and assurance that repurchases would be conducted quarterly. Additionally, the potential conversion to an interval structure would allow the Fund to achieve potentially wider distribution via intermediary platforms, which would in turn allow the Fund to achieve economies of scale and could reduce expenses for Shareholders over time.

The Fund would intend to make one repurchase offer of no less than 5% and no more than 25% of its shares outstanding each quarter at a price equal to the net asset value per share (“NAV”). Such repurchases are referred to as “Mandatory Repurchases” because the Fund is required to conduct the repurchase offer unless certain limited circumstances occur (as set forth below under the heading “Suspension or Postponement of Mandatory Repurchase”). The Board currently intends to make a repurchase offer for [5%] of the Fund’s outstanding shares each quarter. If a repurchase offer by a Fund is oversubscribed, the Fund may purchase additional shares up to a maximum amount of an additional 2% of the outstanding shares of the Fund. If the Fund determines not to repurchase more than the repurchase offer amount, or if shareholders tender stock in an amount exceeding the repurchase offer amount plus 2% of the common shares outstanding on the Repurchase Request Deadline (as defined below), the Fund would repurchase shares on a pro rata basis. There is no guarantee that shareholders would be able to sell all of the shares they desire in a Mandatory Repurchase. The Fund would intend to maintain liquid securities, cash or access to a bank line of credit in amounts sufficient to meet the annual redemption offer requirements.

If approved, the offer to repurchase shares would be a fundamental policy that may not be changed without the vote of the holders of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act). Shareholders would be notified in writing of each Mandatory Repurchase and the date the repurchase offer would end (the “Repurchase Request Deadline”). Shares would be repurchased at the NAV per share determined by the Fund no later than the 14th day after the Repurchase Request Deadline, or the next business day if the 14th day is not a business day (each a “Repurchase Pricing Date”).

Shareholders would be notified in writing about each Mandatory Repurchase offer and how they may request that the Fund repurchase their shares and the Repurchase Request Deadline, which is the date the repurchase offer ends. Shares tendered for repurchase by shareholders prior to any Repurchase Request Deadline would be repurchased subject to the aggregate repurchase amounts established for that Repurchase Request Deadline. The time between the notification to shareholders and the Repurchase Request Deadline is generally 30 days but may vary from no more than 42 days to no less than 21 days. Payment pursuant to the repurchase would be made no more than seven days after the Repurchase Pricing Date.

The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

Determination of Repurchase Offer Amount

The Board, in its sole discretion, would determine the number of shares that the Fund will offer to repurchase (the “Repurchase Offer Amount”) for the given Repurchase Request Deadline. The Repurchase Offer Amount would be no less than 5% and no more than 25% of the total number of shares outstanding on the Repurchase Request Deadline. Currently, the Board would intend to make a repurchase offer for [5%] of the Fund’s then outstanding shares each quarter. Accordingly, investors should not rely on Mandatory Repurchases being made in amounts in excess of [5%] of the total number of shares outstanding. If a repurchase offer by a Fund is oversubscribed, the Fund may purchase additional shares up to a maximum amount of an additional 2% of the outstanding shares of the Fund. If shareholders tender for repurchase more than the Repurchase Offer Amount plus an additional 2% (if applicable), the Fund would repurchase the shares on a pro rata basis, provided that the Fund may accept all shares tendered for Mandatory Repurchase by shareholders [who own less than 100 shares and who tender all of their shares], before prorating other amounts tendered. In addition, the Fund would accept the total number of shares tendered in connection with required minimum distributions from an individual retirement account (“IRA”) or other qualified retirement plan. It is the shareholder’s obligation to both notify and provide the Fund supporting documentation of a required minimum distribution from an IRA or other qualified retirement plan.

Notice to Shareholders

Approximately 30 days (but no less than 21 days and more than 42 days) before each Repurchase Request Deadline, the Fund would send to each shareholder of record and to each beneficial owner of the shares that are the subject of the repurchase offer a notification (“Shareholder Notice”). The Shareholder Notice would contain information shareholders should consider when deciding whether or not to tender their shares for Mandatory Repurchase. The notice also would include detailed instructions on how to tender shares for the Mandatory Repurchase, state the Repurchase Offer Amount and identify the dates of the Repurchase Request Deadline, the scheduled Repurchase Pricing Date, and the date the repurchase proceeds are scheduled for payment (the “Repurchase Payment Deadline”). The notice also would set forth the NAV computed by the Fund no more than seven days before the date of the Shareholder Notice, and how shareholders may ascertain the NAV after the notification date.

Repurchase Price

The share repurchase price would be the NAV on the date on which the repurchase price for shares is determined (the “Valuation Date”). The Shareholder Notice also would provide information concerning the NAV, such as the NAV as of a recent date, and a toll-free number for information regarding the Mandatory Repurchase.

Repurchase Amounts and Payment of Proceeds

Shares tendered for Mandatory Repurchase by Shareholders prior to any Repurchase Request Deadline would be repurchased subject to the aggregate Repurchase Offer Amount established for that Repurchase Request Deadline. Payment pursuant to the Mandatory Repurchase would be made no more than seven (7) days after the Repurchase Pricing Date. The Board may establish other policies for repurchases of shares that are consistent with the 1940 Act, regulations thereunder and other pertinent laws.

If shareholders tender for repurchase more than the Repurchase Offer Amount for a given Mandatory Repurchase, the Fund may, but is not required to, repurchase an additional amount of shares not to exceed 2% of the outstanding shares of the Fund on the Repurchase Request Deadline. If the Fund determines not to repurchase more than the Repurchase Offer Amount, or if shareholders tender shares in an amount exceeding the Repurchase Offer Amount plus 2% of the outstanding shares on the Repurchase Request Deadline, the Fund would repurchase the shares on a pro rata basis. However, the Fund may accept all shares tendered for repurchase by [shareholders who own less than 100 shares] and who tender all of their shares, before prorating other amounts tendered. In addition, the Fund would accept the total number of shares tendered in connection with required minimum distributions from an IRA or other qualified retirement plan.

Suspension or Postponement of Mandatory Repurchase

The Fund may suspend or postpone a Mandatory Repurchase pursuant to a vote by a majority of the Fund’s Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund, and only: (a) if making or effecting the Mandatory Repurchase would cause the Fund to lose its status as a regulated investment company under the Internal Revenue Code of 1986, as amended; (b) for any period during which the New York Stock Exchange or any market on which the securities owned by the Fund are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (c) for any period during which an emergency exists as a result of which disposal by the Fund of securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Fund fairly to determine the value of its net assets; or (d) for such other periods as the Securities and Exchange Commission may by order permit for the protection of shareholders of the Fund. If a Mandatory Repurchase is suspended or postponed, the Fund would provide notice to its shareholders of such suspension or postponement. If the Fund renews the Mandatory Repurchase, the Fund would send a new notification to its shareholders in compliance with Rule 23c-3.

Liquidity Requirements

The Fund would maintain liquid assets equal to the Repurchase Offer Amount from the time that the Shareholder Notice is sent until the Repurchase Pricing Date. The Fund would ensure that a percentage of its net assets equal to at least 100% of the Repurchase Offer Amount consists of assets that can be sold or disposed of in the ordinary course of business at approximately the price at which the Fund has valued the investment within the time period between the Repurchase Request Deadline and the Repurchase Payment Deadline. The Board would adopt procedures that are reasonably designed to ensure that each Fund’s assets are sufficiently liquid so that the Fund can comply with a Mandatory Repurchase and the liquidity requirements described above. If, at any time, a Fund falls out of compliance with these liquidity requirements, the Board would take whatever action it deems appropriate to ensure compliance.

Risks Related to the Approval of this Proposal

Mandatory Repurchases will typically be funded from available cash or access to a bank line of credit in amounts sufficient to meet the annual repurchase offer requirements. Payment for repurchased shares, however, may require the Fund to liquidate portfolio holdings earlier than the Adviser otherwise would, thus increasing the Fund’s portfolio turnover and potentially causing the Fund to realize losses. The Adviser would intend to take measures to attempt to avoid or minimize such potential losses and turnover, and instead of liquidating portfolio holdings, may borrow money to finance repurchases of shares. If the Fund borrows to finance repurchases, interest on that borrowing would negatively affect shareholders who do not tender their shares in a Mandatory Repurchase by increasing the Fund’s expenses and reducing any net investment income. To the extent the Fund finances repurchase amounts by selling Fund investments, the Fund may hold a larger proportion of its assets in less liquid securities. The sale of portfolio securities to fund Mandatory Repurchases also could reduce the market price of those underlying securities, which in turn would reduce the Fund’s NAV. In addition, the Fund may sell portfolio securities at an inopportune time and may suffer losses or unexpected tax liabilities. Repurchase of the Fund’s shares would tend to reduce the amount of outstanding shares and, depending upon the Fund’s investment performance, its net assets. A reduction in the Fund’s net assets would increase the Fund’s expense ratio, to the extent that additional shares are not sold and expenses otherwise remain the same (or increase). In addition, the repurchase of shares by the Fund would be a taxable event to shareholders.

The Fund is intended as a long-term investment. The Mandatory Repurchases would be the only means of liquidity provided by the Fund through which shareholders have a right to redeem their shares, subject to a limited number of extenuating circumstances. Because the Fund would provide liquidity through the Mandatory Repurchases, it does not anticipate seeking to complete a liquidation event in the future. Other than Mandatory Repurchases, shareholders do not have the right to have their shares redeemed by the Fund or transfer or exchange their shares, other than limited rights of a shareholder’s descendants to redeem shares in the event of such shareholder’s death pursuant to certain conditions and restrictions. The Fund’s shares are not traded on a national securities exchange and no secondary market exists for the shares, nor does the Fund expect a secondary market for its shares to exist in the future.

Vote Required

Adoption of the fundamental policy requires the affirmative vote of a majority of the Fund’s outstanding voting shares. The 1940 Act defines a “majority vote” as the vote of shareholders owning the lesser of (a) 67% or more of the shares present at a meeting of shareholders, if the holders of more than 50% of a fund’s outstanding shares are present or represented by proxy at such meeting; or (b) more than 50% of a fund’s outstanding voting shares. For purposes of the shareholder vote solicited here, a majority vote means the vote of more than 50% of the outstanding shares of the Fund on the Record Date.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF TRUSTEES OF THE FUND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE FUND VOTE IN FAVOR

OF PROPOSAL 2.

PART 3

INFORMATION ABOUT OWNERSHIP OF SHARES OF THE FUND

Outstanding Shares

Only shareholders of record at the close of business on [January 15, 2025], will be entitled to notice of, and to vote at, the Special Meeting. On [January 15, 2025], the following shares of each class of the Fund were outstanding and entitled to vote:

Class	Shares outstanding and entitled to vote
Class R	[ ]
Class I	[ ]
Class D	[ ]

PART 4

INFORMATION ON PROXY VOTING AND THE SPECIAL MEETING

Who is Eligible To Vote

Shareholders of record of the Fund as of the close of business on [January 15, 2025] (the “record date”) are entitled to vote on all of the Fund’s business at the Special Meeting and any adjournments thereof. Each whole share is entitled to one vote on each matter on which it is entitled to vote, and each fractional share is entitled to a proportionate fractional vote. Shareholders do not have appraisal rights. Shares represented by properly executed proxies, unless revoked before or at the Special Meeting, will be voted according to the shareholder’s instructions. If any other business comes before the Special Meeting, your shares will be voted at the discretion of the persons named as proxies.

Proposals by Shareholders

The Fund does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law or pursuant to special meetings called by the Board of Trustees (the “Board”) or a majority of shareholders, or in the future in compliance with the requirements of any exchange on which the Fund’s shares may be listed. Under the proxy rules of the Securities and Exchange Commission, Shareholder proposals may, under certain conditions, be included in the Fund’s proxy statement and proxy for a particular meeting. Under these rules, proposals submitted for inclusion in the Fund’s proxy materials must be received by the Fund within a reasonable time before the solicitation is made. The fact that the Fund receives a Shareholder proposal in a timely manner does not ensure its inclusion in its proxy materials because there are other requirements in the proxy rules relating to such inclusion. You should be aware that annual meetings of Shareholders are not required as long as there is no particular requirement under the 1940 Act that must be met by convening such a Shareholder meeting. Any Shareholder proposal should be sent to the Fund’s Secretary, Mr. Adam B. Shane, at the following address: Hamilton Lane Private Assets Fund, c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212.

Proxies, Quorum and Voting at the Special Meeting

Shareholders may use the proxy card provided if they are unable to attend the Special Meeting in person or wish to have their shares voted by a proxy even if they do attend the Special Meeting. Any shareholder that has given a proxy to someone has the power to revoke that proxy at any time prior to its exercise by executing a superseding proxy or by submitting a notice of revocation to the secretary of the Fund. In addition, although mere attendance at the Special Meeting will not revoke a proxy, a shareholder present at the Special Meeting may withdraw a previously submitted proxy and vote in person.

All unrevoked proxies received in time for the Special Meeting will be voted in accordance with the instructions contained in the proxies. If no instruction is given on a received proxy, the persons named as proxies will vote the shares represented thereby in favor of the proposals described herein and will use their best judgment to vote on such other business as may properly come before the Special Meeting or any adjournment thereof.

Telephonic Voting. Shareholders may call the toll-free phone number indicated on their proxy cards to vote their shares with a live representative. The representative is required to confirm each shareholders full name and address as well as their voting instructions. If the shareholder is a corporation or other entity, the representative is required to also ask for the person’s title and confirmation that the person is authorized to direct the voting of the shares. The telephonic procedures are designed to authenticate a Shareholder’s identity, to allow Shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Internet Voting. Shareholders may submit an “electronic” proxy over the Internet in lieu of returning each executed proxy card. In order to use this voting feature, Shareholders should go to the website indicated on the Shareholder’s proxy cards and enter the control number set forth on the proxy cards. Shareholders will be prompted to follow a simple set of instructions, which will appear on the website.

Quorum. The presence in person or by proxy of the holders of one-third percent (33-1/3%) of the Shares of the Fund present in person or represented by proxy and entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. For purposes of determining the presence of a quorum, abstentions, broker “non-votes” or withheld votes will be counted as present. Abstentions will have the effect of a “no” vote for purposes of obtaining the requisite approval of the proposals. Broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated the same as abstentions.

If a quorum is not present at the Special Meeting, or if a quorum is present at the Special Meeting but sufficient votes to approve a proposal are not received, the Fund expects the chairman of the Special Meeting to adjourn the Special Meeting (from time to time in his or her discretion) in order to solicit additional proxies. A shareholder vote may be taken on one or more proposal prior to such adjournment if sufficient votes for its approval have been received and it is otherwise appropriate. Such vote will be considered final regardless of whether the Special Meeting is adjourned to permit additional solicitation with respect to any other proposal.

As provided under the 1940 Act, approval of the Proposals will require the vote of a majority of the outstanding voting securities of the Fund. In accordance with the 1940 Act, a “majority of the outstanding voting securities” of the Fund means the lesser of (a) 67% or more of the shares of the Fund present at a shareholder meeting if the owners of more than 50% of the shares of the Fund then outstanding are present in person or by proxy, or (b) more than 50% of the outstanding shares of the Fund entitled to vote at the Special Meeting.

Method of Solicitation and Expenses

Your vote is being solicited by the Board of the Fund. The cost of soliciting proxies, including the costs related to the tabulation of proxies and the fees of the proxy soliciting agent, ultimately will be borne by the Fund. The Fund has engaged Okapi Partners LLC (“Okapi”), a professional proxy solicitation firm, to serve as the proxy soliciting and tabulation agent for the Special Meeting and estimates Okapi’s fees to be approximately $50,000 - 75,000, but may be higher. Those fees do not reflect the costs associated with reimbursing brokerage firms and other financial intermediaries for their expenses in forwarding proxy materials to the beneficial owners and soliciting them to execute proxies. The Fund expects that the solicitation will be primarily by mail, but may also include telephone, electronic or other means of communication. If the Fund does not receive your proxy by a certain time, you may receive a telephone call from the proxy soliciting agent asking you to vote. The Fund does not reimburse Trustees and officers of the Fund, or regular employees and agents of the Adviser, for any involvement in the solicitation of proxies.

Voting by Hamilton Lane

To the extent that Hamilton Lane and their affiliates own shares of the Fund, each intends to vote Fund shares in favor of the Proposals.

Ownership of the Fund

As of the record date, the current Trustees and officers as a group owned approximately 0.11% of the outstanding shares of the Fund or any class of the Fund. Each person that, to the knowledge of the Fund, owned beneficially or of record 5% or more of the outstanding shares of a class of the Fund as of the record date is listed in Exhibit C to this proxy statement.

Procedures for Shareholder Communications with the Board

The Fund’s Board believes that it is important for Shareholders to have a process to send communications to the Board. Accordingly, a Shareholder wishing to communicate with the Board may do so in writing, signed by the Shareholder and setting forth: (a) the name and address of the Shareholder; (b) the number of shares of the Fund owned by the Shareholder; and (c) if the shares are owned indirectly through a broker or other record owner, the name of the broker or other record owner. These communications should be addressed as follows: Hamilton Lane Private Assets Fund c/o Hamilton Lane Advisors, L.L.C., 110 Washington St., Suite 1300, Conshohocken, PA.

Other Business

While the Special Meeting has been called to transact any business that may properly come before it, the only matters that the Trustees intend to present are those matters stated in the attached Notice of Special Meeting of Shareholders. However, if any additional matters properly come before the Special Meeting, and on all matters incidental to the conduct of the Special Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment on such matters unless instructed to the contrary.

[    ], 2025

PART 5

OTHER MATTERS

Proxy Statement Delivery

“Householding” is the term used to describe the practice of delivering one copy of a document to a household of shareholders instead of delivering one copy of a document to each shareholder in the household. If you and another Shareholder share the same address, the Fund may only send one Proxy Statement unless you or the other Shareholder(s) request otherwise. Call or write to the Fund if you wish to receive a separate copy of the Proxy Statement, and the Fund will promptly mail a copy to you. You may also call or write to the Fund if you wish to receive a separate proxy in the future or if you are receiving multiple copies now and wish to receive a single copy in the future. For such requests, call the Fund at 1- 877-779-1999 or write the Fund’s transfer agent at Hamilton Lane Private Assets Fund, c/o UMB Fund Services, Inc., 235 West Galena Street, Milwaukee, WI 53212.

Service Providers

UMB Fund Services, Inc. (“UMB”), located at 235 West Galena Street, Milwaukee, WI 53212, serves as the Fund’s administrator and provides administrative services to assist with the Fund’s operational needs. UMB also provides accounting services to the Fund and serves as the Fund’s distribution paying agent, transfer agent and registrar. UMB Bank, n.a., 928 Grand Boulevard, Kansas City, MO 64106, serves as custodian for the Fund. UMB Distribution Services, LLC (“UMBDS”), located at 235 West Galena Street, Milwaukee, WI 53212, serves as the Fund’s principal underwriter.

Fiscal Year

The fiscal year-end of the Fund is March 31.

EXHIBIT A

INVESTMENT MANAGEMENT AGREEMENT

Hamilton Lane Private Assets Fund

AGREEMENT made this ~~31st~~[   ] day of ~~December, 2020~~[   ], [   ], by and between Hamilton Lane Private Assets Fund, a Delaware statutory trust (the “Fund”), and Hamilton Lane Advisors, L.L.C., a limited liability company under the Laws of the Commonwealth of Pennsylvania (the “Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Fund desires to retain the Adviser to render investment management services with respect to the Fund and the Adviser is willing to render such services~~:~~;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.         APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Adviser to act as Adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

The Adviser will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

2.         DUTIES OF ADVISER. The Fund employs the Adviser to furnish and manage a continuous investment program for the Fund. The Adviser will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser may hire (subject to the approval of the Fund’s Board of Trustees (“Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund's registration statement as amended from time to time, and with applicable laws and regulations.

3.         FUND TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

4.         COMPENSATION OF THE ADVISER.

(a) Investment Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Adviser ~~compensation at a quarterly rate of 1.50~~an investment management fee equal to 1.40% on an annualized basis of the Fund’s Managed Assets, calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets ~~during such period~~for each day the Fund offers shares. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes). ~~Compensation~~The investment management fee will be paid to the Adviser before giving effect to any repurchase of beneficial interests in the Fund effective as of that date. The Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

(b) Incentive Fee. ~~The Fund will also pay~~At the end of each calendar quarter, the Adviser will be entitled to receive an incentive fee (the “Incentive Fee”) ~~that is accrued monthly and payable upon the Fund’s exit from an investment in each direct investment in the equity or debt of a company (“Direct Equity Investment” or “Direct Credit Investment,” respectively, and together a “Direct Investment”), secondary purchase of primary subscriptions to closed-end private funds, including, without limitation, funds-of-funds managed by third-party managers and other private assets (a “Secondary Investment”), investment in listed private equity companies, funds or other vehicles (a “Listed PE Investment”) and programmatic investment relationship with asset managers outside of their commingled private funds (an “Opportunistic Investment”) (each, an “Applicable Investment”). The Incentive Fee in respect of each Applicable Investment shall be calculated as follows:~~equal to 10% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below). For the purposes of the Incentive Fee and the Loss Recovery Account, the term “net profits” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund on the last day of such quarter, (B) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (C) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the DRIP exceeds (ii) the sum of (X) the net asset value of the Fund as of the month end prior to the commencement of the relevant quarterly period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses) and (Y) the aggregate issue price of shares of the Fund issued during such quarter (excluding any shares of such class issued in connection with the reinvestment through the DRIP of dividends paid, or other distributions made, by the Fund through the DRIP). The Incentive Fee is effective as of the date of the first investment in the Predecessor Fund on September 2, 2020.

The Fund will maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, before giving effect to any repurchases or distributions for such quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the beginning of such quarter and (B) the aggregate issue price of shares of the Fund issued during such quarter (excluding any Shares of such Class issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRIP) exceeds (ii) the sum of (X) the net asset value of the Fund as of the end of such quarter, (Y) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (Z) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the DRIP. Shareholders will benefit from the Loss Recovery Account in proportion to their holdings of Shares. For purposes of the “net losses” calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). Incentive Fees are accrued monthly and paid quarterly.

(c) The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control (including any sub-adviser of the Fund). Subject to the requirements of the 1940 Act and any applicable exemptive relief from the SEC, the Adviser may elect to receive all or a portion of the investment management fee in common shares of the Fund (the “Shares”) in lieu of cash as follows:

~~(i)~~	~~First, 100% of all proceeds (including both cash and non-cash proceeds) from such Applicable Investment received by the Fund (“Relevant Proceeds”) shall be retained by the Fund until it has received Relevant Proceeds equal to:~~

~~a. the acquisition cost of such Applicable Investment; plus~~

~~b. an amount equal to the Preferred Return Rate, compounded annually, on the amounts originally invested by the Fund in such Applicable Investment, calculated from the time (or times) the Fund contributed capital in respect of such Applicable Investment until the Fund received Relevant Proceeds in respect of such Applicable Investment equal to this paragraph (i), taking into account the timing of the relevant cash flows;~~

(i)	At the beginning of each fee calculation period, the Adviser will notify the Fund of its election to receive any investment management fees for such payment period in cash, Shares or a combination of cash and Shares.

(ii)	~~Second,~~The number of Shares that the Adviser will ~~be entitled to amounts equal to 100% of further Relevant Proceeds received by the Fund with respect to such Applicable Investment until such time as the Adviser has received 12.50% multiplied by the sum of (x) the preferred return described in paragraph (i)(b) above and (y) the amounts distributed to the Adviser under this paragraph; and~~receive will be equal to the quotient of (x) the sum of the cash value of investment management fees elected by the Adviser for payment in Shares and (y) the greater of (i) the then-current net asset value per Share of the applicable Share class when such fees become due and (ii) the then-current offering price of the applicable class of Shares when such fees become due.

~~(iii)~~	~~Third, an additional amount equal to 12.50% multiplied by further Relevant Proceeds with respect to such Applicable Investment will be distributed to the Adviser and the remainder of further Relevant Proceeds with respect to such Applicable Investment shall be retained by the Fund.~~

~~For purposes of the foregoing, (A) the “Preferred Return Rate” equals (x) 8% per annum in respect of any Direct Equity Investment, Secondary Investment, Opportunistic Investment or Listed PE Investment and (y) 6% per annum in respect of any Direct Credit Investment, (B) all amounts “retained” by the Fund shall be available for immediate use by the Fund for payment of expenses, reinvestment or any other valid Fund purpose, and need not be held by the Fund as cash or in any other form for any length of time, but rather the Fund is free to use such amounts in any manner, (C) a single Secondary Investment may be comprised of a portfolio of underlying assets acquired in a single transaction or a series of related transactions as determined by the Adviser in its reasonable discretion, and assets acquired as part of a single secondary transaction may be treated as one or more separate Secondary Investments, and (D) the contributions to and distributions from an applicable investment will be based on the actual currency in which such amounts are made and will not reflect any hedging.~~

~~No Incentive Fee will be payable in respect of any investments of the Fund in primary fund investments, currency hedging transactions or cash equivalents.~~

(d)  ~~(c)~~ All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.         BOOKS AND RECORDS. The Adviser will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

6.         STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7.         LIMITATION OF LIABILITY AND INDEMNIFICATION OF ADVISER.

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any partner, director, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance or gross negligence of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(c) The Adviser shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Adviser, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Adviser. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

8.         PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the Securities and Exchange Commission.

9.         AUTHORITY; NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

10.         LICENSE OF ADVISER'S NAME. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to the Fund for use of its name in the name of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Fund makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

11.         DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until ~~December 31, 2022~~[   ] for an initial two-year term and thereafter, may continue in effect from year to year provided such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the interest holders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12.         NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Adviser:

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Ste 1300

~~One Presidential Boulevard, 4th Floor Bala Cynwyd~~Conshohocken, Pennsylvania ~~19004~~19428-2053

If to the Fund:

Hamilton Lane Private Assets Fund c/o UMB Fund Services, Inc.

Attn: Regulatory Administration 235 West Galena Street Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

13.         SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.         GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

HAMILTON LANE PRIVATE ASSETS FUND

By:	Adam B. Shane
Title:	Secretary

HAMILTON LANE ADVISORS, L.L.C.

By:	Lydia Gavalis
Title:	Secretary and General Counsel

EXHIBIT B

INVESTMENT ADVISORY FEES

Contractual Advisory Fee (as a percentage of Managed Assets)	Advisory Fee Rate Paid to Hamilton Lane (after waivers and reimbursements and/or recoupment, if any) for the Fiscal Year Ended March 31, 2024	Most Recent Date of Shareholder Approval of Existing Advisory Agreement and Purpose of Submission to Shareholders	Most Recent Date of Approval of Existing Advisory Agreement by the Board of Trustees
1.50%	1.50%	June 26, 2020 (approval of the Fund’s initial advisory agreement with Hamilton Lane)	December 5, 2024

B-1

EXHIBIT C

5% or Greater Ownership of A Share Class

The following table identifies those investors known to the Fund to own beneficially or of record 5% or more of the voting securities of a class of the Fund’s shares as of [January 15, 2025]. Any shareholder that owns 25% or more of the outstanding shares of the Fund or class may be presumed to “control” (as that term is defined in the 1940 Act) the Fund or class. Shareholders controlling the Fund or a class could have the ability to vote a majority of the shares of the Fund or class on any matter requiring approval of the shareholders of the Fund or class.

Class	Shareholder Name and Address	Number of Shares of Class Owned	Percentage of Shares of Class Owned
Class I	Massachusetts Mutual Life Insurance Co 1295 State Street Springfield, MA 01111	8,647,509.036	8.12%

[As of the Record Date, the Trustees and officers of the Fund, either individually or as a group, owned approximately 0.11% of the outstanding shares of the Fund.]

C-1

PROXY	PROXY

HAMILTON LANE PRIVATE ASSETS FUND

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 7, 2025

110 WASHINGTON STREET, SUITE 1300, CONSHOHOCKEN, PENNSYLVANIA 19428

THIS PROXY IS BEING SOLICITED BY THE BOARD OF TRUSTEES. The undersigned shareholder(s) of the above-mentioned Fund (the “Fund”) hereby appoints [   ] and [   ], or any one of them true and lawful attorneys with power of substitution of each, to vote all shares of the Fund which the undersigned is entitled to vote, at the Special Meeting of Shareholders to be held on March 7, 2025 at [   ] a.m., Eastern Time, at the offices of the Fund’s adviser, Hamilton Lane Advisors, L.L.C., 110 Washington Street, Suite 1300, Conshohocken, Pennsylvania 19428, and at any or all adjournments or postponements thereof. In their discretion, the proxy holders named above are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements.

RECEIPT OF THE NOTICE OF THE SPECIAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY CARD WILL BE VOTED AS INSTRUCTED. IF NO SPECIFICATION IS MADE AND THE PROXY CARD IS EXECUTED, THE PROXY CARD WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ON THE REVERSE.

CONTROL #:

SHARES:
Note: Please date and sign exactly as the name appears on this proxy card. When shares are held by joint owners/tenants, at least one holder should sign. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian etc., please so indicate. Corporate and partnership proxies should be signed by an authorized person.

Signature(s) (Title(s), if applicable)

Date

PLEASE VOTE VIA THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE

CONTINUED ON THE REVERSE SIDE

EVERY SHAREHOLDER’S VOTE IS IMPORTANT!

VOTE THIS PROXY CARD TODAY!

THERE ARE 3 EASY WAYS TO VOTE YOUR PROXY:

1. By Phone: Call Okapi Partners toll-free at: (844) 343-2643 to vote with a live proxy services representative. Representatives are available to take your vote or to answer any questions Monday through Friday 9:00 AM to 8:00 PM (EST).

OR

2. By Internet: Refer to your proxy card for the control number and go to: www.OkapiVote.com/HamiltonLane2025 and follow the simple on-screen instructions.

OR

3. By Mail: Sign, Date, and Return this proxy card using the enclosed postage-paid envelope.

If possible, please utilize option 1 or 2 to ensure that your vote is received and registered in time for the meeting on March 7, 2025

C-2

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSALS

INSTRUCTIONS:	TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK AS SHOWN HERE: █

	FOR	AGAINST	ABSTAIN

1. To approve a new investment management agreement between the Fund and Hamilton Lane Advisors, L.L.C..	☐	☐	☐

2. To approve the conditional adoption of a fundamental policy in reliance on Rule 23c-3 under the Investment Company Act of 1940, as amended, to convert to an interval fund in the future.	☐	☐	☐

To transact any other business that may properly come before the Meeting or any adjournment thereof in the discretion of the proxies or their substitutes.

You may have received more than one proxy card due to multiple investments in the Fund.

PLEASE REMEMBER TO VOTE ALL OF YOUR PROXY CARDS!

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE UPPER PORTION IN THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 7, 2025

THE PROXY STATEMENT AND THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS FOR THIS MEETING ARE AVAILABLE AT: WWW.OKAPIVOTE.COM/HAMILTONLANE

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